For Immediate Release

June 3, 2024

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Provides an Update on Recent Business Activity and Announces Participation at Nareit’s REITWeek: 2024 Investor Conference

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“Broadstone,” “BNL,” the “Company,” “we,” “our,” or “us”), today provided an update on its recent business activity through the month ended May 31, 2024. Additionally, the Company announced that BNL’s CEO, John Moragne, and CFO, Kevin Fennell, will make a presentation regarding the Company at Nareit’s REITweek: 2024 Investor Conference in New York, NY, on Tuesday, June 4, 2024, at 3:45 PM Eastern Time.

MAY 2024 BUSINESS UPDATE

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Through May 31st, we invested $255.4 million, including $193.6 million in new properties, $58.8 million in development fundings, and $3.0 million in revenue generating capital expenditures. The new property investments consist of $96.5 million in industrial properties and $97.1 million in restaurant and retail, including $84.5 million investment in a retail center inclusive of a $52.0 million in transitional capital.
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As of May 31st, we have $143.0 million of committed investments, including $82.5 million in acquisitions under control, $52.5 million of commitments to fund developments, and $8.0 million of commitments to fund revenue generating capital expenditures with existing tenants. The $82.5 million in acquisitions under control, which we define as under contract or executed letter of intent, include $68.5 million in industrial properties and $14.0 million in retail properties.
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Through May 31st, we sold 40 properties for gross proceeds of $276.1 million at a weighted average capitalization rate of 7.8% on tenanted properties. We sold 38 of the properties as part of our healthcare portfolio simplification strategy for gross proceeds of $262.2 million at a weighted average capitalization rate of 7.8%.
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Through May 31st, we collected 99.8% of base rents due for all properties under lease excluding Green Valley Medical Center. Additionally, our portfolio was 99.3% leased based on rentable square footage, with only three of our 774 total properties vacant and not subject to a lease as of quarter end.
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On May 19, 2024, Red Lobster filed for chapter 11 bankruptcy. All of our 18 Red Lobster locations, representing 1.6% of our ABR as of March 31, 2024, remain operational. We remain in close contact with members of the Red Lobster team as we work towards a mutually beneficial path forward for this brand when it emerges from bankruptcy.

MANAGEMENT COMMENTARY

“We continue to focus on maximizing current and future earnings through our four building blocks of growth: best-in-class portfolio rent escalations, revenue generating capital expenditures with existing tenants thanks to our industrial focus, development funding opportunities provided by the distressed lending environment, and a diversified acquisition pipeline,” said John Moragne, BNL's Chief Executive Officer. “Our portfolio also continues to perform well despite recent tenant credit events, we maintain a fortified and flexible balance sheet, and we remain focused on operational real estate expertise that’s critical in today’s macroeconomic environment.”

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of May 31, 2024, BNL’s diversified portfolio consisted of 774 individual net leased commercial properties with 767 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, restaurant, healthcare, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2024 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 22, 2024, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.